Exhibit 99.1

Paramount Announces Third Quarter 2021 Results

– Raises Guidance for Full Year 2021 –

– Leases over 809,000 square feet through September –

NEW YORK – October 27, 2021 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 today and reported results for the third quarter ended September 30, 2021.

Third Quarter Highlights:

Results of Operations:

•

Reported net loss attributable to common stockholders of $2.1 million, or $0.01 per diluted share, for the quarter ended September 30, 2021, compared to $7.0 million, or $0.03 per diluted share, for the quarter ended September 30, 2020.

•

Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $50.1 million, or $0.23 per diluted share, for the quarter ended September 30, 2021, compared to $49.6 million, or $0.22 per diluted share, for the quarter ended September 30, 2020.

•	Reported a 6.0% increase in Same Store Cash Net Operating Income (“NOI”) and a 9.8% decrease in Same Store NOI in the quarter ended September 30, 2021, compared to the same period in the prior year.
•

Leased 374,385 square feet, of which the Company’s share was 314,673 square feet that was leased at a weighted average initial rent of $74.47 per square foot. Of the 374,385 square feet that was leased, 301,568 square feet represented the Company’s share of second generation space, for which the Company achieved a positive mark-to-market of 0.4% on a cash basis and 5.8% on a GAAP basis.

Transactions and Capital Markets Activity:

•

Completed an $860.0 million refinancing of 1301 Avenue of the Americas, a 1.7 million square foot trophy office building located between 52nd and 53rd Streets in Midtown Manhattan, on July 29, 2021. The new five-year interest-only loan has a weighted average interest rate of 2.95% and is comprised of a $500.0 million fixed rate tranche and a $360.0 million variable rate tranche. The proceeds from the refinancing were used to repay the existing $850.0 million loan that was scheduled to mature in November 2021.

•	Ended the quarter with $1.52 billion in liquidity, comprised of $522.5 million of cash and restricted cash and $1.0 billion of borrowing capacity under its revolving credit facility.
•	Declared a third quarter cash dividend of $0.07 per common share on September 15, 2021, which was paid on October 15, 2021.

Financial Results

Quarter Ended September 30, 2021

Net loss attributable to common stockholders was $2.1 million, or $0.01 per diluted share, for the quarter ended September 30, 2021, compared to $7.0 million, or $0.03 per diluted share, for the quarter ended September 30, 2020. The current period net loss attributable to common stockholders of $2.1 million was impacted by lower property rental revenue due to a reduction in weighted average portfolio occupancy levels (86.7% for the quarter ended September 30, 2021 compared to 94.8% for the quarter ended September 30, 2020). The prior period net loss attributable to common stockholders of $7.0 million included non-cash write-offs of straight-line rent receivables aggregating $12.0 million.

Funds from Operations (“FFO”) attributable to common stockholders was $50.3 million, or $0.23 per diluted share, for the quarter ended September 30, 2021, compared to $49.7 million, or $0.22 per diluted share, for the quarter ended September 30, 2020. The current period FFO attributable to common stockholders of $50.3 million was impacted by lower property rental revenue due to a reduction in weighted average portfolio occupancy levels (86.7% for the quarter ended September 30, 2021 compared to 94.8% for the quarter ended September 30, 2020). The prior period FFO attributable to common stockholders of $49.7 million included non-cash write-offs of straight-line rent receivables aggregating $12.0 million. In addition, FFO attributable to common stockholders for the quarters ended September 30, 2021 and 2020 includes the impact of non-core items, which are listed in the table on page 10. The aggregate of the non-core items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders for the quarter ended September 30, 2021 and 2020 by $0.2 million and $0.1 million, respectively, or $0.00 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 10, was $50.1 million, or $0.23 per diluted share, for the quarter ended September 30, 2021, compared to $49.6 million, or $0.22 per diluted share, for the quarter ended September 30, 2020.

Nine Months Ended September 30, 2021

Net loss attributable to common stockholders was $21.6 million, or $0.10 per diluted share, for the nine months ended September 30, 2021, compared to $9.9 million, or $0.04 per diluted share, for the nine months ended September 30, 2020. The current period net loss attributable to common stockholders of $21.6 million was impacted by (i) lower property rental revenue due to a reduction in weighted average portfolio occupancy levels (87.5% for the nine months ended September 30, 2021 compared to 94.3% for the nine months ended September 30, 2020) and (ii) a contribution to an unconsolidated joint venture of $10.7 million that was expensed in accordance with GAAP. The prior period net loss attributable to common stockholders of $9.9 million included non-cash write-offs (primarily for straight-line rent receivables) aggregating $19.0 million.

FFO attributable to common stockholders was $139.1 million, or $0.64 per diluted share, for the nine months ended September 30, 2021, compared to $162.0 million, or $0.72 per diluted share, for the nine months ended September 30, 2020. The current period FFO attributable to common stockholders of $139.1 million was impacted by (i) lower property rental revenue due to a reduction in weighted average portfolio occupancy levels (87.5% for the nine months ended September 30, 2021 compared to 94.3% for the nine months ended September 30, 2020) and (ii) a contribution to an unconsolidated joint venture of $10.7 million that was expensed in accordance with GAAP. The prior period FFO attributable to common stockholders of $162.0 million included non-cash write-offs (primarily for straight-line rent receivables) aggregating $19.0 million. In addition, FFO attributable to common stockholders for the nine months ended September 30, 2021 and 2020 includes the impact of non-core items, which are listed in the table on page 10. The aggregate of the non-core items, net of amounts attributable to noncontrolling interests, decreased FFO attributable to common stockholders for the nine months ended September 30, 2021 by $9.1 million, or $0.04 per diluted share and increased FFO attributable to common stockholders for the nine months ended September 30, 2020 by $0.8 million, or $0.00 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 10, was $148.2 million, or $0.68 per diluted share, for the nine months ended September 30, 2021, compared to $161.2 million, or $0.72 per diluted share, for the nine months ended September 30, 2020.

Portfolio Operations

Quarter Ended September 30, 2021

Same Store Cash NOI increased by $5.5 million, or 6.0%, to $97.2 million for the quarter ended September 30, 2021 from $91.7 million for the quarter ended September 30, 2020. Same Store NOI decreased by $10.4 million, or 9.8%, to $96.9 million for the quarter ended September 30, 2021 from $107.3 million for the quarter ended September 30, 2020.

During the quarter ended September 30, 2021, the Company leased 374,385 square feet, of which the Company’s share was 314,673 square feet that was leased at a weighted average initial rent of $74.47 per square foot. This leasing activity, partially offset by lease expirations in the quarter, increased leased occupancy and same store leased occupancy (properties owned by the Company in a similar manner during both reporting periods) by 230 basis points to 90.3% at September 30, 2021 from 88.0% at June 30, 2021. Of the 374,385 square feet leased, 301,568 square feet represented the Company’s share of second generation space (space that had been vacant for less than twelve months) for which the Company achieved a positive mark-to-market of 0.4% on a cash basis and 5.8% on a GAAP basis. The weighted average lease term for leases signed during the third quarter was 10.2 years and weighted average tenant improvements and leasing commissions on these leases were $11.75 per square foot per annum, or 15.8% of initial rent.

Nine Months Ended September 30, 2021

Same Store Cash NOI increased by $5.7 million, or 2.1%, to $281.6 million for the nine months ended September 30, 2021 from $275.9 million for the nine months ended September 30, 2020. Same Store NOI decreased by $30.1 million, or 9.4%, to $290.2 million for the nine months ended September 30, 2021 from $320.3 million for the nine months ended September 30, 2020.

During the nine months ended September 30, 2021, the Company leased 809,948 square feet, including an aggregate of 190,526 square feet of theatre space that was leased at 1633 Broadway for a weighted average term of 19 years. This leasing activity, offset by lease expirations in the nine months, decreased leased occupancy and same store leased occupancy (properties owned by the Company in a similar manner during both reporting periods) by 490 basis points to 90.3% at September 30, 2021 from 95.2% at December 31, 2020. Excluding the theatre leases, 619,422 square feet was leased during the nine months, of which the Company’s share was 531,363 square feet that was leased at a weighted average initial rent of $73.17 per square foot. Of the 619,422 square feet leased, 475,896 square feet represented the Company’s share of second generation space (space that had been vacant for less than twelve months) for which mark-to-markets were negative 0.6% on a cash basis and positive 0.9% on a GAAP basis. The weighted average lease term for leases signed during the nine months was 9.7 years and weighted average tenant improvements and leasing commissions on these leases were $11.24 per square foot per annum, or 15.4% of initial rent.

Guidance

The Company is raising its Estimated Core FFO Guidance for the full year of 2021, which is reconciled below to estimated net loss attributable to common stockholders per diluted share in accordance with GAAP. The Company estimates that net loss attributable to common stockholders will be between $0.08 to $0.06 per diluted share, compared to its prior estimate of net loss attributable to common stockholders of $0.12 to $0.08 per diluted share, up $0.03 per diluted share from the midpoint of the Company’s prior estimate, resulting from better than expected portfolio operations and lower interest expense. The estimated net loss attributable to common stockholders per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

Based on the Company’s performance for the nine months ended September 30, 2021 and its outlook for the remainder of 2021, the Company is raising its Estimated 2021 Core FFO Guidance to be between $0.90 to $0.92 per diluted share, compared to its prior estimate of $0.86 to $0.90 per diluted share. This represents an increase of $0.03 per diluted share at the midpoint of the Company’s guidance, resulting primarily from (i) better than expected portfolio operations, aggregating $0.02 per diluted share, and (ii) $0.01 per diluted share from lower interest expense.

	Full Year 2021
(Amounts per diluted share)	Low	High
Estimated net loss attributable to common stockholders	$(0.08)	$(0.06)
Pro rata share of real estate depreciation and amortization, including the Company's share of unconsolidated joint ventures	0.98	0.98
Estimated Core FFO	$0.90	$0.92

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to on page 7. These estimates do not include the impact on operating results from possible future property acquisitions or dispositions, capital markets activity or realized and unrealized gains or losses on real estate fund investments. The estimates set forth above may be subject to fluctuations as a result of several factors, including the negative impact of the COVID-19 global pandemic, straight-line rent adjustments and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the negative impact of the COVID-19 global pandemic on the U.S., regional and global economies and our tenants’ financial condition and results of operations, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, trends in the office real estate industry including telecommuting, flexible work schedules, open workplaces and teleconferencing, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes, including changes to tax laws and regulations, and other risks and uncertainties detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as net income or loss, calculated in accordance with GAAP, adjusted to exclude depreciation and amortization from real estate assets, impairment losses on certain real estate assets and gains or losses from the sale of certain real estate assets or from change in control of certain real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods. Core FFO, when applicable, excludes the impact of certain items, including, transaction related costs, realized and unrealized gains or losses on real estate fund investments, unrealized gains or losses on interest rate swaps, severance costs and gains or losses on early extinguishment of debt, in order to reflect the Core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

NOI is used to measure the operating performance of our properties. NOI consists of rental revenue (which includes property rentals, tenant reimbursements and lease termination income) and certain other property-related revenue less operating expenses (which includes property-related expenses such as cleaning, security, repairs and maintenance, utilities, property administration and real estate taxes). We also present Cash NOI which deducts from NOI, straight-line rent adjustments and the amortization of above and below-market leases, including our share of such adjustments of unconsolidated joint ventures. In addition, we present PGRE's share of NOI and Cash NOI which represents our share of NOI and Cash NOI of consolidated and unconsolidated joint ventures, based on our percentage ownership in the underlying assets. We use NOI and Cash NOI internally as performance measures and believe they provide useful information to investors regarding our financial condition and results of operations because they reflect only those income and expense items that are incurred at property level.

Same Store NOI is used to measure the operating performance of properties in our New York and San Francisco portfolios that were owned by us in a similar manner during both the current period and prior reporting periods and represents Same Store NOI from consolidated and unconsolidated joint ventures based on our percentage ownership in the underlying assets. Same Store NOI also excludes lease termination income, impairment of receivables arising from operating leases and certain other items that may vary from period to period. We also present Same Store Cash NOI, which excludes the effect of non-cash items such as the straight-line rent adjustments and the amortization of above and below-market leases.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended September 30, 2021, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, October 28, 2021 at 10:00 a.m. Eastern Time (ET), during which management will discuss the third quarter results and provide commentary on business performance. A question and answer session with analysts and investors will follow the prepared remarks.

The conference call can be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on October 28, 2021 through November 4, 2021 and can be accessed by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13723467.

A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.pgre.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Chief Operating Officer, Chief Financial Officer and Treasurer 212-237-3122 ir@pgre.com	Sumit Sharma Vice President, Investor Relations and Business Development 212-237-3138 ir@pgre.com

Media:

212-492-2285

pr@pgre.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

Assets:	September 30, 2021	December 31, 2020
Real estate, at cost
Land	$1,966,237	$1,966,237
Buildings and improvements	6,031,662	5,997,078
	7,997,899	7,963,315
Accumulated depreciation and amortization	(1,069,433)	(966,697)
Real estate, net	6,928,466	6,996,618
Cash and cash equivalents	494,569	434,530
Restricted cash	27,977	30,794
Investments in unconsolidated joint ventures	405,391	412,724
Investments in unconsolidated real estate funds	12,225	12,917
Accounts and other receivables	11,385	17,502
Deferred rent receivable	338,165	330,239
Deferred charges, net	115,658	116,278
Intangible assets, net	127,529	153,519
Other assets	84,220	48,976
Total assets	$8,545,585	$8,554,097

Liabilities:
Notes and mortgages payable, net	$3,834,445	$3,800,739
Revolving credit facility	-	-
Accounts payable and accrued expenses	117,758	101,901
Dividends and distributions payable	16,897	16,796
Intangible liabilities, net	47,855	55,996
Other liabilities	65,413	62,931
Total liabilities	4,082,368	4,038,363
Equity:
Paramount Group, Inc. equity	3,588,681	3,653,177
Noncontrolling interests in:
Consolidated joint ventures	435,142	437,161
Consolidated real estate fund	82,209	79,017
Operating Partnership	357,185	346,379
Total equity	4,463,217	4,515,734
Total liabilities and equity	$8,545,585	$8,554,097

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenues:
Rental revenue	$170,851	$165,420	$518,625	$504,834
Fee and other income	8,280	11,355	23,941	27,045
Total revenues	179,131	176,775	542,566	531,879
Expenses:
Operating	67,131	67,865	197,821	199,192
Depreciation and amortization	57,522	58,889	175,752	176,032
General and administrative	13,257	16,805	46,039	46,955
Transaction related costs	87	81	503	542
Total expenses	137,997	143,640	420,115	422,721
Other income (expense):
Income (loss) from unconsolidated joint ventures	223	(4,268)	(20,810)	(14,444)
Income (loss) from unconsolidated real estate funds	276	(56)	604	85
Interest and other income, net	138	1,104	2,510	2,360
Interest and debt expense	(36,266)	(35,792)	(105,919)	(108,420)
Income (loss) from continuing operations, before
income taxes	5,505	(5,877)	(1,164)	(11,261)
Income tax expense	(873)	(393)	(2,448)	(1,135)
Income (loss) from continuing operations, net	4,632	(6,270)	(3,612)	(12,396)
Income from discontinued operations, net	-	2,147	-	5,815
Net income (loss)	4,632	(4,123)	(3,612)	(6,581)
Less net (income) loss attributable to noncontrolling interests in:
Consolidated joint ventures	(3,768)	(3,566)	(16,924)	(5,485)
Consolidated real estate fund	(3,123)	79	(3,179)	1,291
Operating Partnership	204	652	2,139	895
Net loss attributable to common stockholders	$(2,055)	$(6,958)	$(21,576)	$(9,880)

(Loss) income per Common Share - Basic:
Loss from continuing operations, net	$(0.01)	$(0.04)	$(0.10)	$(0.07)
Income from discontinued operations, net	-	0.01	-	0.03
Net loss per common share	$(0.01)	$(0.03)	$(0.10)	$(0.04)
Weighted average common shares outstanding	218,706,356	221,461,146	218,689,696	223,593,376

(Loss) income per Common Share - Diluted:
Loss from continuing operations, net	$(0.01)	$(0.04)	$(0.10)	$(0.07)
Income from discontinued operations, net	-	0.01	-	0.03
Net loss per common share	$(0.01)	$(0.03)	$(0.10)	$(0.04)
Weighted average common shares outstanding	218,706,356	221,461,146	218,689,696	223,593,376

Paramount Group, Inc.

Reconciliation of Net Income (Loss) to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Reconciliation of Net Income (Loss) to FFO and Core FFO:
Net income (loss)	$4,632	$(4,123)	$(3,612)	$(6,581)
Real estate depreciation and amortization (including our share
of unconsolidated joint ventures)	67,717	71,131	207,122	212,617
Adjustments related to discontinued operations	-	-	-	690
FFO	72,349	67,008	203,510	206,726
Less FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(13,895)	(12,695)	(47,422)	(30,375)
Consolidated real estate fund	(3,127)	79	(3,183)	1,291
FFO attributable to Paramount Group Operating Partnership	55,327	54,392	152,905	177,642
Less FFO attributable to noncontrolling interests in
Operating Partnership	(5,009)	(4,659)	(13,770)	(15,660)
FFO attributable to common stockholders	$50,318	$49,733	$139,135	$161,982
Per diluted share	$0.23	$0.22	$0.64	$0.72

FFO	$72,349	$67,008	$203,510	$206,726
Non-core items:
Adjustment to equity in earnings for (distributions from)
contributions to an unconsolidated joint venture	(938)	(498)	8,977	(1,806)
Consolidated real estate fund's share of after-tax net gain
on sale of residential condominium units (One Steuart Lane)	(3,267)	-	(3,267)	-
Non-cash write-off of deferred financing costs	761	-	761	-
Other, net	53	308	432	935
Core FFO	68,958	66,818	210,413	205,855
Less Core FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(13,895)	(12,695)	(47,422)	(30,375)
Consolidated real estate fund	(9)	79	(65)	1,291
Core FFO attributable to Paramount Group Operating Partnership	55,054	54,202	162,926	176,771
Less Core FFO attributable to noncontrolling interests in
Operating Partnership	(4,985)	(4,642)	(14,677)	(15,584)
Core FFO attributable to common stockholders	$50,069	$49,560	$148,249	$161,187
Per diluted share	$0.23	$0.22	$0.68	$0.72

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	218,706,356	221,461,146	218,689,696	223,593,376
Effect of dilutive securities	44,880	6,025	41,461	14,740
Denominator for FFO and Core FFO per diluted share	218,751,236	221,467,171	218,731,157	223,608,116

Paramount Group, Inc.

Reconciliation of Net Income (Loss) to Same Store NOI and Same Store Cash NOI

(Unaudited and in thousands)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Reconciliation of Net Income (Loss) to Same Store NOI and Same Store Cash NOI:
Net income (loss)	$4,632	$(4,123)	$(3,612)	$(6,581)
Add (subtract) adjustments to arrive at NOI and Cash NOI:
Depreciation and amortization	57,522	58,889	175,752	176,032
General and administrative	13,257	16,805	46,039	46,955
Interest and debt expense	36,266	35,792	105,919	108,420
Income tax expense	873	393	2,448	1,135
NOI from unconsolidated joint ventures (including One Steuart Lane)	16,214	12,935	37,097	36,703
(Income) loss from unconsolidated joint ventures	(223)	4,268	20,810	14,444
NOI attributable to One Steuart Lane	(4,587)	-	(4,587)	-
Fee income	(6,561)	(9,153)	(19,432)	(21,692)
Interest and other income, net	(138)	(1,104)	(2,510)	(2,360)
Adjustments related to discontinued operations	-	10	-	700
Other, net	(189)	137	(101)	457
NOI	117,066	114,849	357,823	354,213
Less NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(21,809)	(20,433)	(70,767)	(51,857)
Consolidated real estate fund	-	205	206	1,645
PGRE's share of NOI	95,257	94,621	287,262	304,001
Dispositions / Discontinued Operations (1)	-	(2,157)	-	(11,312)
Non-cash write-offs (primarily straight-line rent receivables)	-	13,109	-	20,794
Reserves for uncollectible accounts receivable	-	-	-	1,940
Other, net	1,609	1,772	2,941	4,872
PGRE's share of Same Store NOI	$96,866	$107,345	$290,203	$320,295

NOI	$117,066	$114,849	$357,823	$354,213
Less:
Straight-line rent adjustments (including our share of unconsolidated joint ventures)	1,260	(5,523)	(9,800)	(27,364)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(1,622)	(2,986)	(5,087)	(7,519)
Adjustments related to discontinued operations	-	128	-	361
Cash NOI	116,704	106,468	342,936	319,691
Less Cash NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(21,174)	(14,513)	(64,313)	(41,431)
Consolidated real estate fund	-	205	206	1,645
PGRE's share of Cash NOI	95,530	92,160	278,829	279,905
Dispositions / Discontinued Operations (1)	-	(2,285)	-	(10,765)
Reserves for uncollectible accounts receivable	-	-	-	1,940
Other, net	1,639	1,801	2,762	4,848
PGRE's share of Same Store Cash NOI	$97,169	$91,676	$281,591	$275,928

___________________________________

(1)	Represents NOI and Cash NOI attributable to the 10.0% sale of 1633 Broadway and discontinued operations (1899 Pennsylvania Avenue in Washington, D.C.).